EXHIBIT 99.1

Escalade Reports First Quarter 2026 Results

EVANSVILLE, IN, April 30, 2026 – Escalade, Inc. (NASDAQ: ESCA, or the “Company”), a leading manufacturer and distributor of sporting goods and indoor/outdoor recreational equipment, today announced results for the first quarter 2026.

FIRST QUARTER 2026 HIGHLIGHTS

(As compared to the first quarter 2025)

●	Net sales increased 0.6% to $55.8 million
●	Gross margin improved 408 basis points, to 30.7%
●	Operating income increased 59.8% to $5.8 million
●	Net income of $4.4 million, or $0.32 earnings per diluted share, compared to $2.6 million, or $0.19 earnings per diluted share, an increase in earnings per diluted share of 67.2%
●	EBITDA totaled $7.1 million, an increase of 44.1%
●	Cash provided by operations of $6.1 million vs $3.8 million in 2025

For the three months ended March 31, 2026, Escalade posted net sales of $55.8 million, net income of $4.4 million and diluted earnings per share of $0.32.

Total net sales increased 0.6% on a year-over-year basis in the first quarter, primarily due to increases in our archery categories resulting from the recent Gold Tip acquisition. Net sales also benefitted from increased demand in the billiards and safety categories. These increases were partially offset by a decline in sales in the outdoor and indoor game categories.

Escalade reported first quarter gross margin of 30.7%, an increase of 408 basis points versus the prior-year period, primarily driven by lower fixed costs and favorable sales mix.

Net income for the first quarter of 2026 was $4.4 million, or $0.32 diluted earnings per share, compared to net income of $2.6 million, or $0.19 diluted earnings per share, for the same quarter in 2025.

Earnings before interest, taxes, depreciation, and amortization (“EBITDA”) increased $2.2 million to $7.1 million in the first quarter of 2026, versus $4.9 million in the prior-year period.

During the first quarter of 2026, the Company generated $6.1 million in cash flow from operations, an increase of $2.4 million relative to the first quarter of last year. The improvement in cash flow from operations was primarily attributable to an increase in profitability and a reduction in cash flow used for working capital purposes.

Total debt at the end of the quarter was $16.7 million, down from $23.8 million at the end of the first quarter last year, and $18.5 million at the end of 2025.

Total cash and equivalents as of March 31, 2026 was $13.1 million, while availability on the senior secured revolving credit facility maturing in 2027 was $57.9 million. At the end of the first quarter 2026, net debt (total debt less cash) was 0.1x trailing twelve-month EBITDA.

Escalade announced a quarterly dividend of $0.1525 per share to be paid to all shareholders of record on July 6, 2026 and payable on July 13, 2026.

MANAGEMENT COMMENTARY

“We delivered a strong improvement in profitability in the first quarter, including more than 400 basis points of gross margin expansion and a 44% increase in EBITDA compared with the prior-year period,” said Patrick J. Griffin, President and Chief Executive Officer of Escalade. “These results reflect our continued focus on operational excellence, the accretive contribution from the Gold Tip archery acquisition, and a favorable sales mix.”

“Against a challenging macroeconomic backdrop, we remain focused on driving continued gains in profitability and operating cash flow,” Griffin continued. “Our performance underscores the benefits of our improved operating model driven by cost-control and efficiency initiatives, as well as our efforts to strengthen the portfolio through both organic investment and strategic acquisitions.”

“As we look to the balance of the year, inflationary pressures, including elevated energy costs, will likely weigh on consumer spending,” Griffin added. “At the same time, many of our products offer consumers affordable, at-home alternatives to higher-cost forms of recreation and entertainment, such as travel. If the current macroeconomic and geopolitical conditions persist, then this will likely drive input costs higher while softening consumer demand for discretionary goods. However, despite these challenging conditions, we believe our operational improvements will enable us to deliver gross margins above prior year.”

“Our balance sheet remains strong, providing ample financial flexibility to pursue additional accretive acquisitions, and we continue to develop our pipeline of opportunities,” Griffin concluded. “Our disciplined approach to capital allocation is centered on generating attractive returns and remains fundamental to our strategy for delivering long-term shareholder value.”

CONFERENCE CALL

A conference call will be held Thursday, April 30, 2026, at 11:00 a.m. ET to review the Company’s financial results, discuss recent events and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of Escalade’s website at www.escaladeinc.com. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software.

To participate in the live teleconference:

Domestic Live:	1-833-890-3250
International Live:	1-412-206-6441

To listen to a replay of the teleconference, which subsequently will be available through May 14, 2026:

Domestic Replay:	1-844-512-2921
International Replay:	1-412-317-6671
Conference ID:	10208339

USE OF NON-GAAP FINANCIAL MEASURES

In addition to disclosing financial statements in accordance with U.S. generally accepted accounting principles (“GAAP”), this release contains the non-GAAP financial measure known as “EBITDA.” A reconciliation of this non-GAAP financial measure is contained at the end of this press release. EBITDA is a non-GAAP financial measure that Escalade uses to facilitate comparisons of operating performance across periods. Escalade believes the disclosure of EBITDA provides useful information to investors regarding its financial condition and results of operations. Non-GAAP measures should be viewed as a supplement to and not a substitute for the Company’s U.S. GAAP measures of performance and the financial results calculated in accordance with U.S. GAAP and reconciliations from these results should be carefully evaluated. Non-GAAP measures have limitations as an analytical tool and should not be considered in isolation or in lieu of an analysis of the Company’s results as reported under U.S. GAAP and should be evaluated only on a supplementary basis.

ABOUT ESCALADE

Founded in 1922, and headquartered in Evansville, Indiana, Escalade designs, manufactures, and sells sporting goods, safety, fitness, and indoor/outdoor recreation equipment. Our mission is to connect family and friends, create lasting memories, and play life to the fullest. Leaders in our respective categories, Escalade's distinct and acclaimed brands include Goalrilla™ in-ground basketball hoops; STIGA® tennis tables and accessories; Bear® Archery and archery equipment; Brunswick Billiards® tables and accessories; Accudart® darting; ONIX® pickleball; Lifeline® fitness products; and RAVE Sports® water recreation products. Escalade's products are available online and through leading retailers nationwide. For more information about Escalade's diverse and prominent brand portfolio, history, financials, and governance, please visit www.escaladeinc.com.

INVESTOR RELATIONS CONTACT

Wesley Smith

Vice President, Financial Reporting & Investor Relations

812-467-1334

FORWARD-LOOKING STATEMENTS

This report contains statements that we believe are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Rule 175 promulgated thereunder, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 3b-6 promulgated thereunder. All statements, other than statements of historical fact, are forward-looking statements. These statements relate to our financial condition, results of operations, plans, objectives, future performance, capital actions or business. They usually can be identified by the use of forward-looking language such as “will likely result,” “may,” “are expected to,” “is anticipated,” “potential,” “estimate,” “forecast,” “projected,” “intends to,” or may include other similar words or phrases such as “believes,” “plans,” “trend,” “objective,” “continue,” “remain,” or similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” or similar verbs. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. These risks include, but are not limited to: Escalade’s ability to achieve its business objectives; Escalade’s plans and expectations surrounding the transition to its new Chief Executive Officer and all potential related effects and consequences; Escalade’s ability to successfully implement actions to lessen the potential impacts of tariffs, a potential trade war with China and other trade restrictions applicable to our products and raw materials, including impacts on the costs of producing our goods, importing products and materials into our markets for sale, and on the pricing of our products; our international operations, including any related to political uncertainty and geopolitical tensions; Escalade’s ability to successfully achieve the anticipated results of strategic transactions, including the integration of the operations of acquired assets and businesses and of divestitures or discontinuances of certain operations, assets, brands, and products; the continuation and development of key customer, supplier, licensing and other business relationships; Escalade’s ability to protect its intellectual property; Escalade’s ability to develop and implement our own direct to consumer e-commerce distribution channel; the impact of competitive products and pricing; product demand and market acceptance; new product development; Escalade’s ability to successfully negotiate the shifting retail environment and changes in consumer buying habits; the financial health of our customers; disruptions or delays in our business operations, including without limitation disruptions or delays in our supply chain, arising from political unrest, war, terrorist attacks, labor strikes, natural disasters, public health crises such as the coronavirus pandemic, and other events and circumstances beyond our control; the evaluation and implementation of remediation efforts designed and implemented to enhance the Company’s control environment; the potential identification of one or more additional material weaknesses in the Company’s internal control of which the Company is not currently aware or that have not yet been detected; Escalade’s ability to control costs, including managing inventory levels; general economic conditions, including inflationary pressures; fluctuation in operating results; changes in foreign currency exchange rates; changes in the securities markets; continued listing of the Company’s common stock on the NASDAQ Global Market; the Company’s inclusion or exclusion from certain market indices; Escalade’s ability to obtain financing, to maintain compliance with the terms of such financing and to manage debt levels; the availability, integration and effective operation of information systems and other technology, and the potential interruption of such systems or technology; the potential impact of actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; risks related to data security of privacy breaches; the potential impact of regulatory claims, proceedings or investigations involving our products; Escalade’s use of estimates in its financial reporting as well as in its forward looking statements; and other risks detailed from time to time in Escalade’s filings with the Securities and Exchange Commission. Escalade’s future financial performance could differ materially from the expectations of management contained herein. Escalade undertakes no obligation to release revisions to these forward-looking statements after the date of this report.

Escalade, Incorporated and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended
All Amounts in Thousands Except Per Share Data	March 31, 2026	March 31, 2025

Net sales	$55,785	$55,479

Costs and Expenses
Cost of products sold	38,636	40,689
Selling, administrative and general expenses	10,733	10,571
Amortization	581	567

Operating Income	5,835	3,652

Other Income (Expense)
Interest expense	(188)	(244)
Interest income	74	--
Other income	13	31

Income Before Income Taxes	5,734	3,439

Provision for Income Taxes	1,353	820

Net Income	$4,381	$2,619

Earnings Per Share Data:
Basic earnings per share	$0.32	$0.19
Diluted earnings per share	$0.32	$0.19

Dividends declared	$0.15	$0.15

Consolidated Balance Sheets

(Unaudited)

All Amounts in Thousands Except Share Information	March 31, 2026	December 31, 2025	March 31, 2025
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$13,051	$11,878	$2,214
Receivables, less allowance of $1,261; $1,226; and $617; respectively	46,658	46,315	48,905
Inventories	73,587	68,474	77,001
Prepaid expenses	3,124	3,351	2,988
Prepaid income tax	--	557	--
TOTAL CURRENT ASSETS	136,420	130,575	131,108

Property, plant and equipment, net	22,538	22,355	22,090
Operating lease right-of-use assets	1,378	1,276	1,071
Intangible assets, net	24,864	25,445	25,270
Goodwill	42,326	42,326	42,326
Other assets	24	132	209
TOTAL ASSETS	$227,550	$222,109	$222,074

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current portion of long-term debt	$16,667	$7,143	$7,143
Trade accounts payable	15,829	9,150	14,304
Accrued liabilities	10,708	13,680	10,148
Income tax payable	803	--	335
Current operating lease liabilities	617	510	426
TOTAL CURRENT LIABILITIES	44,624	30,483	32,356

Other Liabilities:
Long‑term debt	--	11,309	16,667
Deferred income tax liability	6,303	6,303	3,302
Operating lease liabilities	787	798	687
Other liabilities	--	--	297
TOTAL LIABILITIES	51,714	48,893	53,309

Stockholders' Equity:
Preferred stock:
Authorized 1,000,000 shares; no par value, none issued	--	--	--
Common stock:
Authorized 30,000,000 shares; no par value, issued and outstanding – 13,761,878; 13,696,311; and 13,756,393; shares respectively	3,306	3,013	3,428
Retained earnings	172,530	170,203	165,337
TOTAL STOCKHOLDERS' EQUITY	175,836	173,216	168,765
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$227,550	$222,109	$222,074

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
All Amounts in Thousands	March 31, 2026	March 31, 2025

Operating Activities:
Net income	$4,381	$2,619
Depreciation and amortization	1,247	1,239
Allowance for credit losses	120	162
Stock-based compensation	412	467
Loss on disposal of assets	--	3
Common stock issued in lieu of bonus to officers	162	124
Changes in assets and liabilities	(180)	(823)
Net cash provided by operating activities	6,142	3,791

Investing Activities:
Purchase of property and equipment	(848)	(543)
Net cash used in investing activities	(848)	(543)

Financing Activities:
Proceeds from issuance of long-term debt	568	4,806
Payments on long-term debt	(2,354)	(6,592)
Cash dividends paid	(2,054)	(2,061)
Purchase of stock	(281)	(1,381)
Net used in financing activities	(4,121)	(5,228)
Net increase (decrease) in cash and cash equivalents	1,173	(1,980)
Cash and cash equivalents, beginning of period	11,878	4,194
Cash and cash equivalents, end of period	$13,051	$2,214

Supplemental Cash Flows Information
Interest paid	$162	$217
Income taxes (refunded) paid, net	$(7)	$20

Reconciliation of GAAP Net Income to Non-GAAP EBITDA

(Unaudited)

	Three Months Ended
All Amounts in Thousands	March 31, 2026	March 31, 2025

Net Income (GAAP)	$4,381	$2,619

Interest expense	188	244
Interest income	(74)	--
Income tax expense	1,353	820
Depreciation and amortization	1,247	1,239

EBITDA (Non-GAAP)	$7,095	$4,922